Exhibit 10.9(b)
AMENDMENT TO THE AIR PRODUCTS AND CHEMICALS, INC. ANNUAL
INCENTIVE PLAN
as amended and restated effective 1 October 2001
     RESOLVED, it is the policy of the Committee that the Company will, to the extent permitted by governing law, rescind and/or require reimbursement of any equity compensation or any annual incentive award delivered or paid to an Executive Officer where (i) the delivery or payment of the compensation or award is predicated upon the achievement of certain financial results that were subsequently the subject of a restatement; (ii) the Committee determines, in its sole discretion, that the need for the restatement is caused in whole or part by the misconduct of the Executive Officer; and (iii) a lower amount of compensation would be paid or delivered to the Officer based on the restated results; and it is further
     RESOLVED, that the foregoing policy shall be enforced, in the discretion of the Committee, where practical and where in the best interests of the shareholders of the Company and enforcement need not be uniform and may be undertaken selectively among individual Executive Officers, whether or not such Executive Officers are similarly situated; and it is further
     RESOLVED, that Section 8 of the Air Products and Chemicals, Inc. Annual Incentive Plan shall be amended to redesignate paragraph 8(h) as paragraph 8(i) and the add a new paragraph 8(h) as follows:
Notwithstanding any other Plan provision to the contrary, the Committee may, in its sole discretion, require repayment of any award made to a Participant under the Plan or rescind any deferred payment award made under the Plan and not yet delivered to a Participant under the Air Products Deferred Compensation Plan, where the award or deferred payment award was based in whole or part on the achievement of financial results that are subsequently the subject of a restatement; the Committee determines, in its sole discretion, that the Participant engaged in misconduct that created the need for the restatement and a smaller award or deferred payment award would have been made to the Participant based upon the restated results. All determinations regarding enforcement, waiver, or modification of the foregoing repayment and rescission provision shall be made in the Committee’s sole discretion. Determinations do not need to be uniform and may be made selectively among individuals, whether or not similarly situated;
and it is further

     RESOLVED, that the first sentence of Section 5.1 of the Air Products and Chemicals, Inc. Deferred Compensation Plan shall be amended to read as follows:
Subject to Section 7.1 and 9.2, a Participant’s Elective Deferrals, Matching Credits, Bonus Deferrals, and earnings attributable thereto are 100% vested at all times; provided that a Participant’s Bonus Deferrals shall be subject to the repayment and rescission provisions of paragraph 8(h) of the Annual Incentive Plan;
and it is further
     RESOLVED, that the proper officers of the Company be, and they each hereby are, authorized and empowered, in the name and on behalf of the Company, to make, execute, and deliver such instruments, documents, and certificates and to do and perform such other acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of these Resolutions, including without limitation, making such additional revisions, if any, to the Annual Incentive Plan or the Deferred Compensation Plan as may be required, in their discretion and upon advice of counsel to the Company, for effecting these Resolutions or for compliance with applicable law.

Management Development and Compensation Committee 19 September 2007